                                 EXHIBIT 8.02

       [LETTERHEAD OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP]

                                November 15, 1996



FHP International Corporation
3120 West Lake Center Drive
Santa Ana, CA   92704


Ladies and Gentlemen:

          This opinion is furnished pursuant to Item 601(b)(8) of Regulation S-K in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by N-T Holdings, Inc., and FHP International Corporation (the "Registration Statement") pursuant to the Amended and Restated Agreement and Plan of Reorganization made and entered into as of November 11, 1996, by and among N-T Holdings, Inc., a Delaware corporation, Neptune Merger Corp., a Delaware corporation and wholly-owned subsidiary of PacifiCare Holding, PacifiCare Health Systems, Inc., a Delaware corporation, FHP International Corporation, a Delaware corporation, and Tree Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of PacifiCare Holding (the "Reorganization Agreement").

          Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the glossary contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

          Pursuant to the terms of the Reorganization Agreement, PacifiCare Merger Sub is merging into PacifiCare, FHP Merger Sub is merging into FHP, and PacifiCare and FHP will each become a wholly-owned subsidiary of PacifiCare Holding.

          We have acted as counsel to FHP in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy,

FHP International Corporation
November 15, 1996
Page 2

at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

          (a)  the Reorganization Agreement;

          (b) the Registration Statement (except to the extent we express our belief in respect of the "Tax Discussion" therein as defined and set forth below); and

          (c) such other instruments and documents related to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

          1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

          2. All representations, warranties and statements made or agreed to by PacifiCare Holding, PacifiCare, FHP, PacifiCare Merger Sub and FHP Merger Sub, their managements, employees, officers, directors and stockholders in connection with the Mergers, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) are true and accurate at all relevant times;

          3. The truth and accuracy of those matters set forth on EXHIBIT A hereto;

          4. All covenants contained in the Reorganization Agreement (including exhibits thereto) are performed without waiver or breach of any material provision thereof, and the parties do not in the future take any discretionary action or fail to act in a manner inconsistent with their representations, warranties, statements and assumptions upon which we have relied as described herein;

FHP International Corporation
November 15, 1996
Page 3


          5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and

          6. The opinion of Cooley Godward LLP furnished pursuant to Item 601(b)(8) of Regulation S-K in connection with the Registration Statement shall have been delivered and shall not have been withdrawn.

          Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, and based upon our review of the discussion contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement under "The Mergers and Related Transactions -- Certain Federal Income Tax Consequences" (the "Tax Discussion"), we believe that, subject to the qualifications and limitations contained in the Tax Discussion, the matters stated in the Tax Discussion relating to the FHP Merger, to the extent that they represent matters of law or legal conclusions, are fairly presented.

          This opinion does not address the various state, local or foregoing tax consequences that may result form the Mergers or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Mergers or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

          No opinion is expressed as to any transaction other than the FHP Merger as described in the Reorganization Agreement, or as to any other transaction whatsoever, including the Mergers, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver or breach of any material provision thereof, or if the parties in the future take any discretionary action or fail to act in a manner inconsistent with their representations, warranties, statements and assumptions upon which we have relied as described above. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

FHP International Corporation
November 15, 1996
Page 4



          This opinion only represents our best judgment as to the federal income tax consequences of the FHP Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other Governmental Body. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you or any new developments in the application or interpretation of the federal income tax laws.

          This opinion has been delivered to you solely for the purposes of compliance with Item 601(b)(8) of Regulation S-K in connection with the Registration Statement and may not be relied upon or utilized for any other purpose or by any other Person and may not be distributed or otherwise made available to any other Person without our prior written consent. However, we consent to the inclusion of this opinion as an Exhibit to the Registration Statement, and to the reference to this firm in the Tax Discussion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                        Very truly yours,



                             /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

                                    EXHIBIT A
                           CERTAIN FACTUAL ASSUMPTIONS

1. The principal reasons of FHP, PacifiCare Holding and PacifiCare for participating in the Mergers are BONA FIDE business purposes not related to taxes.

2. At the Effective Time, by virtue of the PacifiCare Merger each share of the capital stock of PacifiCare Holding, consisting solely of two hundred shares of Common Stock held by PacifiCare, will be contributed to the capital of PacifiCare Holding by PacifiCare and canceled in accordance with
     Section 1.5(b)(v) of the Reorganization Agreement. The representations and warranties of PacifiCare Holding and PacifiCare set forth in Sections 1.10 and 3.24 of the Reorganization Agreement are true and correct.

3. In the Mergers, shares of PacifiCare Holding Capital Stock representing control (within the meaning of Section 368(c) of the Code) of PacifiCare Holding immediately after the Mergers will be issued to the stockholders of PacifiCare and the stockholders of FHP (together, the "Exchanging Holders"). Immediately after the Effective Time, there will exist no rights to acquire PacifiCare Holding Capital Stock or to vote (or to restrict or otherwise control the voting of) shares of PacifiCare Holding Capital Stock which, if exercised, would affect the Exchanging Holders' acquisition and retention of such control of PacifiCare Holding.

4. PacifiCare Holding has no plan or intention to issue additional shares of capital stock or other securities after the Mergers, or to take any other action, that would result in the Exchanging Holders not being in control of PacifiCare Holding after the Mergers.

5. There is no plan or intention on the part of PacifiCare Holding to redeem or otherwise reacquire (or to cause PacifiCare or FHP or any person or entity controlled by PacifiCare Holding to redeem or otherwise reacquire) any PacifiCare Holding Capital Stock issued in the Mergers.

6. Except for any disposition pursuant to exercise of the Talbert Rights, there is no plan or intention of PacifiCare Holding or its affiliates (a) to liquidate PacifiCare Holding, FHP or PacifiCare or to merge FHP or PacifiCare into another corporation, (b) to merge, to liquidate or to consolidate PacifiCare Holding, PacifiCare or FHP, with or into any other corporation (including, without limitation, any affiliated corporation),
     (c) to sell, transfer, distribute, or otherwise dispose of the stock of PacifiCare, FHP or their respective subsidiaries, or (d) to sell, transfer, distribute, or otherwise dispose of any of the assets of PacifiCare or FHP or their subsidiaries (other than in the normal course of business operations).

7. By virtue of the Mergers, all FHP Capital Stock and PacifiCare Common Stock will be exchanged solely for the consideration set forth in Section 1.5 of the Reorganization Agreement. PacifiCare Holding and PacifiCare intend that no consideration be paid or received (directly or indirectly, actually or constructively) for shares of FHP Capital Stock or PacifiCare Common Stock other than in accordance with Section 1.5 of the Reorganization Agreement. The payment of cash in lieu of fractional shares of FHP Capital Stock is solely for the purpose of avoiding the expense and inconvenience to PacifiCare Holding of issuing fractional shares and does not represent separately bargained-for consideration. The stockholders of FHP Capital Stock and PacifiCare Common Stock will not retain any right or continuing interest therein following the Mergers.

8. The managements of FHP, PacifiCare Holding and PacifiCare have no knowledge of, and believe that there does not exist, any plan or intention on the part of the Exchanging Holders (or any of the Exchanging Holders) to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of shares of PacifiCare Holding Capital Stock to be received in the Mergers that would reduce the Exchanging Holders' ownership of such PacifiCare Holding Capital Stock that would result in the Exchanging Holders not having control of PacifiCare Holding (within the meaning of Section 368(c) of the Code).

9. The fair market value of the shares of PacifiCare Holding Capital Stock received by each stockholder PacifiCare will be approximately equal to the fair market value of the shares of PacifiCare Common Stock surrendered in exchange therefor. The fair market value of the shares of PacifiCare Holding Capital Stock and other consideration received by each stockholder of FHP pursuant to Section 1.5(a) of the Reorganization Agreement will be approximately equal to the fair market value of the shares of FHP Capital Stock surrendered in exchange therefor.

10. PacifiCare Holding will assume no liabilities of any stockholder of FHP or PacifiCare in connection with the Mergers. There is no indebtedness between PacifiCare Holding and the stockholders of FHP or the stockholders of

     PacifiCare, and there will be no indebtedness created in favor of such stockholders as a result of the Mergers.

11. The terms of the Reorganization Agreement and of the other agreements relating thereto are the product of arm's length negotiations.

12. None of the compensation received or to be received by any stockholder-employee of FHP or PacifiCare will be separate consideration for, or allocable to, any of such stockholder-employee's shares of FHP Capital Stock or PacifiCare Common Stock; none of the shares of PacifiCare Holding Capital Stock to be received by any stockholder-employee of FHP or PacifiCare in the Mergers will be separate consideration for, or allocable to, any employment agreement or any covenant not to compete; the compensation paid or to be paid to any stockholder-employee of FHP or PacifiCare will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services; and no stock or securities will be issued by PacifiCare Holding for services rendered to or for the benefit of PacifiCare Holding in connection with the Mergers.

13. Neither FHP, PacifiCare Holding nor PacifiCare is an "investment company" within the meaning of Section 368(a)(2)(F)(iii) of the Code.

14. None of FHP, PacifiCare Holding, PacifiCare, FHP Merger Sub or PacifiCare Merger Sub is under the jurisdiction of a court in a title 11 or similar case.

15. As of the Effective Time, (i) there will not have occurred any "Class B Protection Transaction" or any event which with notice or lapse of time would give rise to the issuance of securities or other consideration pursuant to any "Rights Agreement," as those terms are defined in Exhibits 1.4A and 1.4B to the Reorganization Agreement, (ii) any rights of holders of PacifiCare Holding Capital Stock relating to any such transaction or event that may thereafter occur shall not be separately tradable nor represented by any certificate other than the certificate for the PacifiCare Holding Capital Stock itself, and (iii) the likelihood that such rights will, at any time, be exercised is both remote and speculative (and, as of the time PacifiCare Holding's board of directors adopted the provisions for such rights, the likelihood that such rights would, at any time, be exercised was both remote and speculative). The principal purpose of the issuance of such rights is to establish a mechanism by which PacifiCare Holding could, in the future, provide its stockholders with a means of responding to unsolicited offers to acquire PacifiCare Holding.